Exhibit 99.3

FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)

Tim Hortons Inc. announces senior management transition

Paul House appointed as full-time Executive Chairman,

Don Schroeder appointed President and Chief Executive Officer and to the Board of Directors

OAKVILLE, ONTARIO, (February 19, 2008): Tim Hortons Inc. (NYSE: THI, TSX: THI)

today announced that Paul House has been appointed full-time Executive Chairman, and Don Schroeder has been appointed President and Chief Executive Officer, both effective March 1, 2008. Mr. Schroeder has also been appointed to the Board of Directors effective immediately.

“Paul approached the Board some time ago indicating his interest in evolving his role to focus more on overall corporate strategy, franchisee relations and Board leadership. At the same time, he recognized the organization has a tremendously capable executive group able to assume increased leadership accountability so the timing was good for a transition in roles,” said The Hon. Frank Iacobucci, Lead Director. “The Board conducted a rigorous CEO succession planning process over the subsequent months, and has confirmed our belief that Don Schroeder has the ideal breadth of strategic leadership skills, knowledge of the sector and Tim Hortons business to assume the key leadership role of President and CEO.”

Mr. Iacobucci will continue his role as Lead Director, an independent Board position responsible for fulfilling governance and Board oversight as well as acting as a liaison between the Board and management. The Executive Chairman role is accountable for overall strategic direction in an advisor role to the CEO and for leadership of the Board of Directors. In this role, Mr. House will also serve as a key liaison with franchisees. In the new structure, the President and CEO is responsible for operational leadership and day-to-day running of the business, strategic development in collaboration with the Executive Chairman and strategy implementation. The CEO will report directly to the Executive Chairman.

“Tim Hortons is a very special company that I have felt deeply honoured and privileged to lead as CEO. My passion for this business and our customers, franchisees and employees remains as strong as ever, and I am looking forward to contributing in areas in which I feel I can make the most impact,” said Paul House. “I have worked with Don for 17 years and have complete confidence in his ability to take on this critical executive leadership role to help position the company for continued success.”

Schroeder added: “This is a company that has been a major part of my life, first as a franchise owner of several restaurants and then as an executive in a variety of leadership positions involving virtually every functional area of the organization including the Tim Horton Children’s Foundation. I am excited about our future and working with our highly capable executive team to shape our collective future with our franchisees and employees.”

Conference Call

Tim Hortons will host a conference call beginning at 10:30a.m. (Eastern Standard Time) on February 20th, in conjunction with its fourth quarter 2007 earnings release. This announcement will be discussed in connection with this conference call. Investors and the public may listen to the conference call in either one of the following ways: Phone: The dial-in number is (416) 641-6712 or 1-800-354.6885. No access code is required. A replay of the call will be available for one year at our web-site under the “audio archives” tab under the “Investor Information” section, and can be accessed at (416) 626-4100 or 1-800-558- 5253. The reservation number for the replay call is 21373595. A slide presentation will be available to coincide with the conference call, and can be accessed at www.timhortons.com under the investor information section, by clicking on the “Presentations” tab.

A simultaneous Web Cast of the conference call will be available at www.timhortons.com. The call will also be archived for a period of one-year at the site, which can be found by going to the “Investor Information” section and clicking on the “Audio Archives” tab.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 30, 2007, Tim Hortons had 3,221 system-wide restaurants, including 2,823 in Canada and 398 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

Corporate Biography:

Paul D. House, Executive Chairman (appointee), 64

In 1985, Paul joined Tim Hortons as Vice-President of Marketing. At that time, there were just over 200 Tim Hortons locations. Two years later, Paul became Senior Vice-President of Operations and in 1990, he was appointed to Executive Vice-President of Operations. In January of 1993, Paul was named Chief Operating Officer (COO), and then President and COO in 1995. In 2006, Paul became Chief Executive Officer (CEO) and President, and in February 2007, was appointed Chairman of the Board. Under Paul’s leadership, Tim Hortons has achieved outstanding growth and success. Tim Hortons has emerged as an industry leader and the fourth largest quick service restaurant chain in North America measured by market capitalization by expanding its menu choices, transforming store designs and creating a deep brand connection with its customers. Throughout the changes, Tim Hortons has retained its community roots and commitment to friendly service, fresh product and great value. Paul has a Bachelor of Arts degree in Economics from McMaster University.

Donald B. Schroeder, President and CEO, (appointee), 61

Don joined Tim Hortons in 1991. He currently has executive accountability for Distribution, Manufacturing, Real Estate and Construction, Legal and Human Resources. He is also General Counsel and President of the Tim Horton Children’s Foundation. During his 17 years at Tim Hortons, Don’s varied executive leadership roles have touched virtually all functional areas in the organization and he has contributed greatly to the Company’s significant growth. Prior to joining Tim Hortons, Don practiced corporate and franchise law and he also had ownership interests in a number of Tim Hortons restaurants. He holds a Bachelor of Laws degree from the University of Western Ontario and a Master of Laws degree from Osgoode Hall Law School.